                                                                     Exhibit 4.5

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.


                     8% SENIOR SUBORDINATED CONVERTIBLE NOTE

_________, 2002                                                       $________


         Workstream Inc., a Canadian corporation (the "Company" or the "Maker") hereby promises to pay to _________________ or registered assigns (the "Holder" or the "Payee"), the sum of _________________ ($________________) (the
"Principal") on the first to occur (the "Due Date") of the following: (a) April 18, 2004 (the "Maturity Date"); and (b) the date on which there is an acceleration pursuant to the terms of this convertible note (the "Note") prior to the Maturity Date (the "Acceleration Date"), and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid portion of the Principal from the date hereof at the rate of 8% per annum (the "Interest"). The Principal and Interest are payable at such place as the Holder hereof may from time to time designate in writing to the Company, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

                                    ARTICLE I
               PURCHASE AGREEMENT; PREPAYMENT; PAYMENT OF INTEREST

         1.1. Purchase Agreement. This Note is one of a duly authorized issue of 8% Senior Subordinated Convertible Notes, sold or to be sold, by the Company, with Common Stock Purchase Warrants (the "Note Warrants"), in original authorized principal amount, similar in terms except for dates, principal amounts and named payees and is issued in connection with a certain Amended and Restated Purchase Agreement, dated May 14, 2002, between the Maker and the Holder and other signatories thereto (the "Purchase Agreement"), all terms of which are incorporated herein by this reference and hereby made a part of this Note. By its acceptance of this Note, each Holder agrees to be bound by the terms of the Purchase Agreement. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

         1.2 Acceleration of Maturity Date. The Principal and accrued and unpaid Interest shall become immediately due and payable upon the following, each of which shall be an Acceleration Date:

         (a)      Upon an Event of Default; or

         (b)      The Consummation of a Corporate Transaction.

                  A Corporate Transaction shall mean (i) a sale of all or substantially all of the Company's assets, (ii) a transaction (or series of transactions, including a merger, consolidation or other reorganization of the Company, or issuance of additional shares of capital stock of the Company other than in connection with capital raising transactions) which results in the holders of the Company's capital stock prior to the transaction owning less than 50% of the voting power, on a combined, fully diluted, as-converted basis for all outstanding classes thereof, of the Company's capital stock after the transaction or (iii) a liquidation, dissolution or winding up of the Company.

         1.3.     Prepayment Provisions.

         (a) For the twelve (12) month period following the date of execution of this Note, no prepayment of all or any portion of any principal or interest hereunder shall be made to the Holder without the prior written consent of the Majority Holders; provided that the Holder shall be given ten (10) business days prior written notice of any such prepayment; provided further that any prepayment of any portion of any principal or interest on the Notes shall be made ratably on all Notes then issued and outstanding.

         (b) From and after the date one (1) year plus one (1) day after the date of execution of this Note, up to the Maturity Date, the Corporation may, at its entire discretion, repay all, but not less than all of the Principal and Interest (the "Amount Owed") plus a premium equal to twenty-five percent (25%) of the Amount Owed to the Holder (the "Aggregate Repayment Amount"). Such election shall be made by delivering to the Holder a written notice signed by an authorized officer of the Corporation (the "Redemption Notice"). Within five (5) business days following the full payment of the Aggregate Repayment Amount, the Holder shall deliver to the Corporation all Notes so redeemed.

         (c) Holder shall do all further acts and things and execute all further documents reasonably required in the circumstances to effect the provisions of this Section 1.3.

         1.4. Payment of Interest. Payment of accrued interest on the Principal shall be paid quarterly commencing three months from the first sale of the Notes by the Company and shall be paid in full on the Due Date or such earlier date on which the Principal is paid to the Holder or on which the Note is converted or exchanged pursuant to the terms of Article II or Article III.

         (a) The Holder shall be entitled to receive interest in cash at the annual rate of 8% per annum in quarter-annual payments in arrears commencing on the first day of the month following the first three-month anniversary of the first sale of the Notes and on each three-month anniversary thereof (each of such dates being a "Interest Payment Date"). Such interest shall be paid to the Holders of record at the close of business on the date ten business days prior to the Interest Payment Date. Each of such quarter-annual interest payments shall accrue, without interest, from the first day of the three month period in which such interest may be payable as herein provided, except that with respect to the first quarter-annual interest payment, such interest with respect to any outstanding Note shall accrue from the date of issuance of such Note.

         (b) All payments made by the Maker on this Note shall be applied first to the payment of accrued unpaid interest on this Note and then to the reduction of the unpaid principal balance of this Note. Payments of principal and interest shall be deemed made on the date such payment is deposited or, if mailed, on the date deposited in the mail with proper postage and addressed to the Holder and the address as shown on the records of the Company, or such other address as provided to the Maker in writing by the Holder.

         (c) In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York, the time for payment of such amount shall be extended to the next succeeding business day and interest shall continue to accrue on any principal amount so effected until the payment thereof on such extended due date.

                                   ARTICLE II
           CONVERSION RIGHTS; CONVERSION PRICE; RESTRICTED SECURITIES

         2.1. Conversion Rights. This Note may be converted into shares of the Company's Series A Preferred Stock ("Preferred Stock") at the Conversion Price (as hereinafter defined), in whole or in part, at the election of Payee at any time from and after such date that the Preferred Stock is duly authorized to be issued by the Company (the "Authorization Date") upon delivery to Company by Payee of a notice of conversion, which notice shall set forth the amount hereof being converted and the date of such conversion (the "Voluntary Conversion Date"). The entire principal of and interest on this Note may be so converted (or, at Payee's election, all or a portion of accrued interest shall be paid to Payee in cash on the Conversion Date).

         In addition, if at anytime following the Authorization Date and prior to the Maturity Date, the Company maintains on a consolidated basis, as of the end of any fiscal quarter, a minimum EBITDA ("EBITDA" means, for any applicable fiscal period, consolidated net income (or loss) after taxes for such period of the Company and its Subsidiaries as determined in accordance with GAAP, plus the following to the extent deducted in computing the foregoing: (i) interest expenses, required to be paid in cash during such period on indebtedness of the Company and its Subsidiaries (on a consolidated basis); (ii) taxes; (iii) depreciation; and (iv) amortization of goodwill and other intangibles) of not less than $200,000, as reflected in financial statements contained in its SEC Filings (which have been reviewed by their independent certified accountants), the entire principal of and interest on this Note shall automatically convert to Preferred Stock effective as of the first business day following the filing of the relevant SEC report containing said financial statements, without any further action of the Holder (the "Mandatory Conversion Date;" a Voluntary Conversion Date or a Mandatory Conversion Date are sometimes hereinafter referred to as a "Conversion Date").

         For purposes hereof, "Conversion Price" shall mean the Original Series A Issue Price (as defined in the Articles of Amendment of the Company per share of Preferred Stock)(subject to adjustment as hereinafter set forth). Upon conversion, Payee shall be entitled to receive the number of shares of Preferred Stock calculated by dividing the principal hereof by the Conversion Price or if the Holder elects to convert the interest due hereunder to Preferred Stock the sum of the principal hereof and such converted interest by the Conversion Price. No fractional shares of Preferred Stock shall be issued upon conversion. In lieu of any fractional shares to which Payee would otherwise be entitled, Company shall pay cash in an amount equal to such fraction multiplied by the Conversion Price.

         Within a reasonable time, not exceeding ten (10) days after the Conversion Date, the Company shall deliver or cause to be delivered to Payee, in Payee's name, certificates representing the number of fully paid and nonassessable shares of Preferred Stock into which this Notice has been converted in accordance with the provisions hereof. Within a reasonable time, not exceeding ten (10) days after receipt by Payee of such certificates, Payee shall surrender this Note to Company for cancellation. Subject to the following provisions hereof, such conversion shall be deemed to have occurred on the Conversion Date so that Payee shall be treated for all purposes as having become the record holder of such shares of Preferred Stock at such time.

         The issuance of certificates of shares of Preferred Stock upon the conversion of this Note shall be made without charge of any kind by Company to Payee for any costs in respect of the issuance of such certificates.

         The Conversion Price shall be subject to adjustment as follows:

                  (i) If the Company declares or pays a dividend on the Preferred Shares payable in Preferred Shares or other securities of the Company or subdivides the Preferred Shares in a transaction that increases the amount of capital stock (or such other securities of the Company) into which this Note may be converted, or if the Company combines the Preferred Shares in a transaction that decreases the amount of Preferred Shares into which this Note may be converted, then upon conversion of this Note, Payee shall receive, without cost to Payee, the total number and kind of securities to which Payee would have been entitled had Payee owned the Preferred Shares of record as of the date the dividend, subdivision or combination occurred.

                  (ii) Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon conversion of this Note (other than a merger, consolidation or recapitalization described in Subsection (iii) below or a stock dividend, split, etc. described in Subsection (i) above), Payee shall be entitled to receive, upon exercise or conversion of this Note, the number and kind of securities and property that Payee would have received for the Preferred Shares if this Note had been converted immediately before such reclassification, exchange, substitution or other event. The Company or its successor shall promptly issue to Payee a new Note for such new securities or other property. The new Note shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2 including, without limitation, appropriate adjustments to the Conversion Price and to the number of securities or property issuable upon conversion of the new Note.

                  (iii) In the event of any consolidation or merger of Company with or into another corporation or the conveyance of all or substantially all of the assets of Company to another corporation or entity, this Note shall thereafter be convertible into the number of shares of capital stock or other securities or property to which a holder of the number of Preferred Shares deliverable upon conversion hereof would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest of Payee thereafter, to the end that the provisions set forth herein (including provisions with respect to adjustments in the Conversion Price) shall thereafter be applicable, as nearly as may be practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion hereof. At the request of Payee, the resulting or surviving entity in any such consolidation or merger, if other than Company, shall acknowledge in writing Payee's rights hereunder.

                  (iv) If the outstanding Preferred Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of Preferred Shares, the Conversion Price shall be proportionately increased. If the outstanding Preferred Shares are divided by reclassification or otherwise, into a greater number of Preferred Shares, the Conversion Price shall be proportionately decreased.

                  (v) The provisions of this Section 2 shall similarly apply to successive, stock dividends, stock spits or combinations, reclassifications, exchanges, substitutions, or other events.

                  (vi) Notwithstanding anything contained herein to the contrary, in the event the Authorization Date does not occur on or before July 31, 2002 , the Holder shall have the option, which is exercisable at its sole discretion, to convert the entire principal of and interest on this Note into Common Stock of the Company at a conversion price ("Common Conversion Price") equal to a 20% discount to the average closing price of the Company's common stock for the five consecutive trading days ending one day prior to the date of conversion (or, at Payee's election, all or a portion of accrued interest shall be paid to Payee in cash on the Conversion Date); provided, however, that this conversion may not be exercised until a registration statement with respect to the Common Stock has been effected by the Securities Exchange Commission. Provisions contained herein related to mechanics of conversion and adjustments to the Conversion Price shall similarly apply to adjustment to the Common Conversion Price.

         Notwithstanding anything contained herein to the contrary, the aggregate number of shares of Common Stock issued upon conversion and exercise of the Future Priced Securities (as defined below) cannot equal or exceed 20% of the Common Stock outstanding immediately before the issuance of a Future Priced Security, unless the Company has obtained prior shareholder approval for such issuance. In the event the aggregate number of shares of Common Stock that would be issued upon conversion and exercise of the Future Priced Securities equals or exceeds 20% of the Common Stock so outstanding, and the Company has failed to obtain prior shareholder approval for such issuance, then the number of shares of Common Stock which the holders of the Future Priced Securities would be entitled to acquire through the conversion and exercise of the Future Priced Securities shall be reduced on a pro rata basis (in proportion to a fraction, the numerator of which shall be the total number of shares of Common Stock issuable to the holder of a Future Priced Security upon exercise and conversion of such holder's Future Priced Security, and the denominator of which shall be the aggregate number of shares of Common Stock issuable upon exercise and conversion of all of the Future Priced Securities) so that the aggregate number of shares of Common Stock issuable upon exercise and conversion of the Future Priced Securities does not equal or exceed 20% of the Common Stock outstanding immediately before the first issuance of a Future Priced Security. For purposes of this Note, "Future Priced Securities" shall mean the Warrants and Notes issued in connection with the transactions contemplated by the Purchase Agreement and the Company's Preferred Stock issuable upon conversion of the Notes.

         2.2. Restrictions on Shares. This Note has been issued by the Maker pursuant to the exemption from registration under the Securities Act of 1933 (the "Act"). The shares of Preferred Stock issuable upon conversion of this Note may not be offered, sold or otherwise transferred unless (i) they first shall have been registered under the Act and applicable state securities laws or (ii) the Maker shall have been furnished with an opinion of legal counsel (in form, substance and scope reasonably acceptable to Maker) to the effect that such sale or transfer is exempt from the registration requirements of the Act. Each certificate for shares of Preferred Stock issuable upon conversion of this Note that have not been so registered and that have not been sold pursuant to an exemption that permits removal of the applicable legend, shall bear a legend substantially in the following form, as appropriate:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

Upon the request of a holder of a certificate representing any shares of Preferred Stock issuable upon conversion of this Note, the Maker shall remove the foregoing legend from the certificate or issue to such Holder a new certificate therefor free of any transfer legend, if (i) with such request, the Maker shall have received an opinion of counsel, reasonably satisfactory to the Maker in form, substance and scope, to the effect that any such legend may be removed from such certificate or (ii) a registration statement under the Act covering such securities is in effect.

         2.3. Reservation of Shares. Once the Preferred Stock is authorized by all appropriate corporate action, the Company shall at all times have authorized and reserved, for the purpose of issuance, a sufficient number of shares of Preferred Stock and Common Stock to provide for the issuance of shares of Preferred Stock underlying the then outstanding aggregate Principal amount of the Notes.

                                   ARTICLE III
                              INTENTIONALLY OMITTED


                                   ARTICLE IV
                                SENIORITY OF NOTE

         4.1 Seniority of Note. Except for Excluded Indebtedness, as defined below, the Notes shall rank senior to any and all Indebtedness, as defined below, of the Company, unless the Company receives the prior written consent of the holders of not less than 51% of principal amount of the Notes outstanding at the time (the "Majority Holders"), to incur additional Excluded Indebtedness. This Note is issued subject to the provisions of this Article IV and each person taking or holding this Note, accepts and agrees to be bound by these provisions.

         4.2 Indebtedness. Indebtedness of the Company shall mean, for the purposes of this Note, means all obligations for borrowed money, including, without limitation, liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including, without limitation, (i) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (ii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined in accordance with applicable Statements of Financial Accounting Standards.

         4.3 Excluded Indebtedness. Excluded Indebtedness shall mean (a) indebtedness in favor of Royal Bank of Canada and Bank of Montreal; and (b) and any deferrals, renewals or extensions of any such indebtedness and notes or other instruments or evidences of indebtedness issued in respect of or in exchange for any such indebtedness or any funding to pay or replace any such indebtedness or credit unless in the instrument creating or evidencing the same, or pursuant to which it is outstanding, it is provided that such indebtedness or such deferral, renewal or extension thereof is not senior in right of payment to this Note.

         4.4 Security Interest. As security for the full, prompt and complete payment and performance of the Company's obligations hereunder, the Company hereby grants to the Holder of this Note, equally and ratably with the security interests granted to the other Holders, a security interest in and to the Collateral (as collectively defined in the Security Agreement and the Intellectual Property Security Agreement and Assignment) pursuant to the Security Agreement and the Intellectual Property Security Agreement and Assignment.

                                    ARTICLE V
                                    COVENANTS

         5.1 Covenants of Maker. Maker covenants and agrees that except with the prior written consent of the Majority Holders, so long as this Note remains outstanding and unpaid, in whole or in part:

                  (a) Maker will not, and will not permit any of its subsidiaries to, sell, transfer or in any other manner alienate or dispose of all or substantially all of its assets; provided, however, that Maker or any of its subsidiaries may effect such a transaction if the payment of this Note is duly provided for from such sale proceeds;

                  (b) Maker will, and will cause each of its subsidiaries to, promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it, its income and profits, or any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof. However, Maker or such subsidiary shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Maker or such subsidiary, as the case may be, shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

                  (c) Maker will, and will cause each of its subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to Maker as its counsel may advise;

                  (d) Maker will, and will cause each of its Subsidiaries to, at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition and will, from time to time, make all necessary and proper repairs, renewals, replacements, betterments and improvements thereto;

                  (e) Maker will, and will cause each of its Subsidiaries to, keep adequately insured, by financially sound reputable insurers, all property of a character usually insured similar corporations and carry such other insurance as is usually carried by similar corporations;

                  (f) Maker will, promptly following the occurrence of an Event of Default or of any condition or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, furnish a statement of Maker's President or Chief Financial Officer to Payee setting forth the details of such Event of Default or condition or event and the action which Maker intends to take with respect thereto;

                  (g) Maker will, and will cause each of its Subsidiaries to, at all times maintain books of account in which all of its financial transactions are duly recorded in conformance with generally accepted accounting principles;

                  (h) Maker, until payment in full of all principal and interest due on the Notes, will not pay or declare any cash or in kind dividends or other distributions with respect to its capital stock, except for dividends consisting solely of additional shares of stock;

                  (i)      Intentionally Omitted;

                  (j) Maker will not, and will not permit any of its Subsidiaries to, make any loan to any executive officer, director or any person who is or becomes a holder of 5% of the capital stock of Maker, other than for reasonable advances for expenses in the ordinary course of business;

                  (k) Maker will not, and will not permit any of its Subsidiaries to, purchase or otherwise redeem any Common Stock, except in connection with the termination of services of an employee-shareholder;

                  (l) Maker will not, and will not permit any of its Subsidiaries to, create, incur, assume, permit, guarantee or suffer to exist any indebtedness or any other obligations for money borrowed except for (i) indebtedness existing on the date hereof; (ii) indebtedness under the Notes; and
(iii) indebtedness or other obligations for money borrowed which are subordinated in all respects, including, but not limited to, priority upon liquidation, to the Notes.

                  (m) After an Event of Default, Maker will not, and will not permit any of its Subsidiaries to, pay or prepay any amounts under any outstanding indebtedness or other obligations for money borrowed or any indebtedness or other obligation for money borrowed incurred subsequent to the date hereof, whether or not such indebtedness becomes due, past due or accelerated, except for (i) all of the Notes on a pro rata basis; and (ii) Excluded Indebtedness.

                  (n) The Company shall cause any Subsidiary organized after the date of this Note to be bound by the terms hereof to the same extent as the Company.

                  "Subsidiary" or "Subsidiaries" shall mean any corporation or other organization, whether incorporated or unincorporated, in which the Company owns, directly or indirectly, any equity or other ownership interest and in which such ownership interest entitles the Company to elect a majority of the Board of Directors or similar governing body.

                  (o) The proceeds received by the Company from the sale of the Notes shall be used by the Company only for working capital purposes.

                  (p) To forward to the Holder within thirty (30 days of the end of each month, unaudited balance sheets of the Company (consolidated with its subsidiaries, if any) as of the end of such month and unaudited statements of income and retained earnings and of changes in financial position of the Company, consolidated with any such subsidiaries for such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and a comparison to the budget.

                  (q) If requested by the Majority Holders prior to February 1st in each year, to forward to the Holder a summary of business plans and/or financial operating projections for the fiscal year of the Company for such year in form and detail satisfactory to the Majority Holders.

                  (r) To forward to the Holder promptly after the commencement thereof, written notice of all actions, suits, claims, proceedings, arbitrations, investigations and inquiries that could, if successful, materially and adversely affect the Company or where the amount involved exceeds $100,000.

                  (s) To forward to the Holder promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company as the Majority Holders reasonably may request in writing.

                  (t) None of the following actions will take place without the prior written consent of the Majority Holders, and the Company shall provide the Majority Holders with detailed background and supporting documentation and information relating to any consent requested under this Section 5.1(t):

                  (i) The prepayment of any indebtedness for money borrowed other than the Notes or in the ordinary course of business; or

                  (ii) The increase in the size of the Board of Directors of the Company to a total greater than nine persons.


                                   ARTICLE VI
                                EVENTS OF DEFAULT

         6.1 Default. If one or more of the following events shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), and the Holder shall have given fifteen (15) days prior written notice to the Company (except no notice is required for events in subsection 6.1(d) through 6.1(h) by certified or registered mail, return receipt requested, and the Company shall not have cured the default within such period (herein called, after such notice, if applicable, "Events of Default"):

                  (a) default in the due and punctual payment of the principal of, or interest on this Note or any other Note when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise;

                  (b) breach by the Company of any covenant contained in this Note or any other Note and/or any provision of the Purchase Agreement executed in connection with the sale and purchase of the Notes;

                  (c) default by the Company in the conversion of any of the Notes, which default continues for a period of 30 days

                  (d) the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due;

                  (e) an order, judgment or decree is entered adjudicating the Company or any subsidiary bankrupt or insolvent;

                  (f) the Company or any subsidiary, petitions or applies to any tribunal for the appointment of a trustee or receiver of the Company or any subsidiary, or of any substantial part of the assets of the Company or any subsidiary, or commences any proceedings (other than proceedings for the voluntary liquidation and dissolution of a subsidiary) relating to the Company or a subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or hereafter in effect;

                  (g) any such petition or application is filed, or any such proceedings are commenced, against the Company or any subsidiary, and the Company or any subsidiary by any act indicates its approval thereof, consent or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee or receiver, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days;

                  (h) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days;

                  (i) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company which requires the divestiture of a substantial part of the consolidated assets of the Company and its subsidiaries, or the divestiture of the stock of a Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 60 days,

                  (j) final judgment for the payment of money shall be rendered by a court of competent jurisdiction against Maker or any Subsidiary of Maker and Maker or such Subsidiary, as the case may be, shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 30 days from the date of entry thereof and within such 30 day period or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal, and such judgment, together with all other such judgments, shall exceed in the aggregate $50,000;

                  (k) The dissolution of Maker or any material Subsidiary of Maker or any vote in favor thereof by the board of directors and shareholders of Maker or any material Subsidiary of Maker;

                  (l) An attachment or garnishment is levied against the assets or properties of Maker or any Subsidiary of Maker involving an amount in excess of $50,000 and such levy is not vacated, bonded or otherwise terminated within thirty (30) days after the date of its effectiveness;

                  (m) Maker or any material Subsidiary defaults in the payment (regardless of amount) when due of the principal of, interest on, or any other liability on account of, any indebtedness of Maker or any of its subsidiaries (other than the Notes) having a face or principal amount in excess of $50,000, or a default occurs in the performance or observance by Maker or any such subsidiary of any covenant or condition (other than for the payment of money) contained in any note or agreement evidencing or pertaining to any such indebtedness, which causes the maturity of such indebtedness to be accelerated or permits the holder or holders of such indebtedness to declare the same to be due prior to the stated maturity thereof;

                  (n) Maker or any material Subsidiary defaults on any material covenant contained in its bank, which default has or with the passage of time, will have a material adverse effect on the Company or its business;

                  (o) The violation by the Company or any of its Subsidiaries of any law or regulation, whether with respect to the conduct of its business or otherwise, which has a material adverse effect;

                  (p) If the Company or any Subsidiary shall suspend its operations and such suspension would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as whole; or

                  (q) Any representation or warranty made by the Company or any of its Subsidiaries to the Holders under any of the Purchase Agreements and any documents delivered, in connection therewith was, when made, untrue or misleading and such breach has a material adverse effect on the Company and its Subsidiaries, taken as whole.

         6.2 Upon the occurrence of any Event of Default described in subsections 6.1(d) through (i), the unpaid principal amount of all this Note, together with the interest accrued thereon (which interest shall be deemed matured) shall become immediately due and payable, without declaration by the Holder, demand or notice to Maker or other requirements of any kind, all of which are hereby expressly waived by Maker, or (ii) upon the occurrence of, any Event of Default, other than those described in subsections 6.1(d) through 6.1(i), the Holder by notice in writing to the Company, may declare the unpaid principal amount of this Note and such accrued interest to be, and the same shall forthwith become, due and payable, without presentment, demand, protest or other notice or other requirements of any kind all of which are hereby expressly waived by Maker.

                  Upon such declaration, the rate of interest on the unpaid principal shall be increased to eighteen (18%) percent or such lower rate that is the maximum rate allowed by law (the "Default Rate") from the date of such declaration until such unpaid principal is repaid in full. The provisions herein for a Default Rate shall not be deemed to extend the time for any payment hereunder or to constitute a "grace period" giving the Company a right to cure any default. In case an Event of Default described in paragraphs 6.1(d) through 6.1(i) occurs, such amounts will become due and payable without any declaration or any act on the part of the holders of the Notes. Additionally, the Holder shall have all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law or in equity. Upon an Event of Default, the Holder is hereby authorized at any time to set off and charge against any money, instruments, securities, documents, chattel paper, credits, claims, demands, income and any other property, rights and interests of the Company which at any time shall come into the possession or custody or under the control of the Holder or any of its agents, affiliates or correspondents, without notice or demand, any and all obligations due hereunder in accordance with the Security Agreement.

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1. Failure or Indulgency Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         7.2. Notices. Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or sent by United States mail and shall be deemed to have been given upon receipt if personally served (which shall include telephone line facsimile transmission) or sent by courier or three (3) days after being deposited in the United States mail, certified, with postage pre-paid and properly addressed, if sent by mail. For the purposes hereof, the address of the Holder shall be as shown on the records of the Maker; and the address of the Maker shall be 495 March Road, Suite 300, Ottawa, Ontario, Canada K2K-3G1; facsimile number: 613.236.9819. Both the Holder and the Maker may change the address for service by service of written notice to the other as herein provided.


         7.3. Waiver of Demand. Maker hereby expressly waives demand and presentment for payment notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any legal action or remedy to collect amounts called for hereunder.

         7.4. Amendment and Waiver. This Note and any provision hereof may be amended only by an instrument in writing signed by the Maker and the Holder. Any and all covenants or Events of Default under the Notes, except for the due and punctual payment of principal and interest, may be waived by the Majority Holders.

         7.5. Assignability. This Note shall be binding upon the Maker and its successors and assigns and shall inure to be the benefit of the Holder and its successors and assigns; provided, however, that so long as no Event of Default has occurred, this Note shall only be transferable in whole or in increments of $20,000 subject to the restrictions contained in the restrictive legend on the first page of this Note.

         7.6. Cost of Collection. If default is made in the payment of this Note, the Maker shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

         7.7. Governing Law. This Note shall be governed by the internal laws of the State of New York, without regard to conflicts of law principles.

         7.8. Denominations. At the request of the Holder, upon surrender of this Note, the Maker shall promptly issue new Notes in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations of at least $20,000 as the Holder shall request.

         7.9. Replacement of Note. Upon receipt of evidence reasonably satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Maker, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Maker, at its expense, will execute and deliver, in lieu thereof, a new Note of like tenor.

         7.10. Withholding Tax. The Holder of this Note agrees to bear the cost of any U.S. withholding tax on interest payable under this Note.

         7.11. Investment Purpose. The Holder of this Note, by acceptance hereof, agrees that this Note is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Note or the Conversion Securities and/or Common Stock issuable upon conversion hereof except under circumstances that will not result in a violation of the Act or any applicable state securities laws or similar laws relating to the sale of securities.

         7.12. Severability. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

         7.13.  Suits for Enforcement and Remedies.

                  (a) Subject to the rights of the Holders of Excluded Indebtedness, if any, if any one or more Events of Default shall occur, the Holder may proceed to (i) protect and enforce Holder's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, (ii) enforce the payment of this Note, or (iii) enforce any other legal or equitable right of the Holder. No right or remedy herein or in any other agreement or instrument conferred upon the Holder of this Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

                  (b) Maker and Payee (i) agree that any legal suit, action or proceeding arising out of or relating to this Note shall be instituted exclusively in the New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York, (ii) waive any objection which Maker and Payee may have now or hereafter based upon forum non conveniens or to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the jurisdiction of the New York State Supreme Court, County of New York and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Maker further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court County of New York or in the United States District Court for the Southern District of New York and agrees that service of process upon the Maker, mailed by certified mail to the Maker's address, will be deemed in every respect effective service of process upon Maker, in any suit, action or proceeding. FURTHER, BOTH MAKER AND PAYEE HEREBY WAIVE TRIAL BY JURY IN ANY ACTION TO ENFORCE THIS NOTE AND IN CONNECTION WITH ANY DEFENSE, COUNTERCLAIM OR CROSS CLAIM ASSERTED IN ANY SUCH ACTION.

         7.14. Interest Rate. If any interest rate specified herein is held to be impermissible, then the rate charged on the indebtedness represented hereby shall be reduced to the highest rate then permitted by law.

         7.15. Headings. The headings of the sections of this Note are inserted for convenience only and do not affect the meaning of such section.

         IN WITNESS WHEREOF, the Maker has caused this Note to be executed this day of May, 2002.





[SEAL]                                     Workstream Inc.


                                           By: /s/ Michael Mullarkey
                                               ----------------------------
                                           Name: Michael Mullarkey
                                                 Title: Chairman and CEO

                                    Exhibit 1
                              NOTICE OF CONVERSION
                               OF CONVERTIBLE NOTE



TO:  [______________________]


         1. Pursuant to the terms of the attached Convertible Note (the "Note"), the undersigned hereby elects to convert $__________ principal amount of the
Note into Preferred Stock of Workstream Inc. (the "Maker"). Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Note.

         2. Please issue a certificate or certificates for the number of shares of Common Stock into which such principal amount of the Note is convertible in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

      _________________________                ____________________________
      Name                                     Name


      _________________________                ____________________________
      Address                                  Address


      _________________________                ____________________________
      SS or Tax ID Number                      SS or Tax ID Number

         3. In the event of partial exercise, please reissue an appropriate Note(s) for the balance that shall not have been converted.

         4. The undersigned represents and warrants that (i) all of the requirements of the Securities Act of 1933, as amended (the "Act"), applicable to the undersigned have been complied with by the undersigned and (ii) the undersigned has not engaged in any transaction or series of transactions that is a part of or a plan or scheme to evade the registration requirements of the Act.


Date ______________________________           __________________________________
                                              Signature of Registered Holder
                                              (Must be signed exactly as name
                                              appears in the Note

                                              (The signature must be notarized.)

                                   Schedule A


                         NOTE HOLDERS OF WORKSTREAM INC.



---------------------------------------------------------------------------------------------
NAME                                                        DATE          PRINCIPAL OF NOTE
---------------------------------------------------------------------------------------------
Sands Brothers Venture Capital III LLC                 April 18, 2002        $1,000,000
---------------------------------------------------------------------------------------------
Sands Brothers Venture Capital IV LLC                  April 18, 2002         $500,000
---------------------------------------------------------------------------------------------
Crestview Capital Fund, L.P.                            May 14, 2002          $860,000
---------------------------------------------------------------------------------------------
Crestview Capital Fund II, L.P.                         May 14, 2002          $520,000
---------------------------------------------------------------------------------------------
Crestview Capital Offshore Fund, Inc.                   May 14, 2002           $20,000
---------------------------------------------------------------------------------------------